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                                                                 EXHIBIT 10.11.3

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of May 27, 1997, by and between BILLY D. BENTON ("Employee"), residing at 6147 NW 31st Avenue, Boca Raton, Florida 33496, and ROBERDS, INC., an Ohio corporation ("Employer"), with its principal place of business at 1100 East Central Avenue, Dayton, Ohio 45449-1888. In consideration of the mutual covenants and promises of the parties hereto, Employer and Employee agree as follows:

SECTION I.    EMPLOYMENT. A. Upon approval of its Board of Directors,
Employer hereby agrees to employ Employee as Executive Vice President-Operations, and in such other duties, capacities, and responsibilities as Employer may, from time to time, assign Employee, and Employee accepts such employment with Employer, subject to the terms and conditions set forth in this Agreement. Employee is expected to be elected an "executive officer" of Employer by the Board of Directors of Employer, and to remain so during the term of his employment.

B. Employee will report directly to Employer's Chief Executive Officer. Employee will have reporting directly to him at least the Employer's Market Presidents, the Vice President-Furniture, and the store operations, store office, and warehouse functions. The Chief Executive Officer will retain responsibility for, and direct reporting relationships with, the accounting, financial, and legal functions, and for the Vice Presidents-Advertising, Bedding, Appliances, and Electronics.

SECTION II. TERM OF EMPLOYMENT. A. This Agreement, and the employment under it, shall commence on the day and date first written above and continue for one year thereafter, unless earlier terminated under the provisions set forth herein.

B. Upon the first anniversary of the effective date of this Agreement and upon each anniversary thereafter, it shall be automatically renewed for successive one year terms; provided, however, that this Agreement may be terminated by either party, by given written notice to the other party at least 30 days prior to each anniversary of this Agreement.

If such termination is caused by Employer for any reason, including as the direct or indirect result of a "Business Combination," as defined in Employer's Amended and Restated Articles of Incorporation, Article 11.A.1., then Employer shall be required to pay to Employee any amounts due under this Agreement until its expiration at its next anniversary date following such termination; provided, however, that no payments under this paragraph shall be required if the termination of Employee is for Cause (as defined hereinafter).

If Employee is terminated during the first two years following the effective date of this Agreement, or if Employer fails to renew this Agreement on either of the first two anniversaries following its effective date, and such termination or non-renewal is caused by Employer for any reason, including as the direct or indirect result of a "Business Combination," as defined in Employer's Amended and Restated Articles of Incorporation, Article 11.A.1., then Employer shall be required to pay to Employee any amounts due under this Agreement through its second anniversary, plus the sum of $250,000 payable in twelve equal monthly installments commencing in the month following such termination; provided, however, that no payments under this paragraph shall be required if the termination or non-renewal of Employee is for Cause. Any payments made by Employer under this paragraph shall be reduced by any salary, wages, bonuses, consulting fees, or net earnings from self-employment generated or earned by Employee during the period such payments are made by Employer. Employee hereby agrees to provide reasonable documentation of such earnings to Employer, including copies of his federal income tax returns. Upon the second anniversary following the effective date of this Agreement, the provisions set forth in this paragraph shall expire and be of no further force or effect.

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SECTION III.   DUTIES OF EMPLOYEE. Employee will serve Employer faithfully and to the best of his ability, under the direction of the Chief Executive Officer of Employer. Employee will devote all of his time, energy, and skill during regular business hours to such employment. Employee shall perform such services and act in such executive capacity as the Chief Executive Officer shall direct.

SECTION IV. COMPENSATION. A. Employee's salary shall be set at the rate of $250,000 per year from the day and date first written above through the first anniversary of this Agreement, and shall not be reduced below such amount during the term of this Agreement.

B. Employer shall pay Employee's salary in accordance with the pay practices of Employer, as applied to all executive officers.

C. Employee shall participate in the Roberds, Inc. Executive Compensation Plan, as amended from time to time, and any other compensation plans or arrangements provided to Employer's executive officers.

D. Employer shall provide Employee with a late-model automobile for Employee's use. Such automobile shall be provided, at Employer's option, by either: (1) purchasing Employee's current personal automobile at its fair market value, or (2) leasing an automobile for Employee's use. Employee hereby acknowledges that any personal use of such automobile shall be taxable to him pursuant to current income tax law and regulations.

E. Employer shall assist with the relocation of Employee to the greater Dayton, Ohio area, in accordance with Employer's relocation policies, as follows:

         1. For a period of up to one year after the effective date of this Agreement, at its expense, Employer shall provide an apartment or corporate suite in the greater Dayton, Ohio area for use by Employee until such time as Employee relocates to the greater Dayton, Ohio area. Employer shall provide rent, utilities, and other direct out-of-pocket expenses associated with such apartment or suite, but shall not reimburse Employee's food, personal, or miscellaneous expenses. Employee commits to use his best efforts to complete such relocation, and terminate the expenses set forth in this section, as quickly as is practical. During the period referred to in this section 1. and in accordance with Employer's travel policies, Employer shall pay for one coach-class round-trip ticket so that Employee may return to Boca Raton, Florida every other weekend.

         2. If Employee relocates his family to the greater Dayton, Ohio area prior to the sale of his principal residence in Boca Raton, Florida, Employer will reimburse Employee for the actual out-of-pocket interest cost on Employee's existing home mortgage loan on his principal residence, for a period of up to one year, until such time as Employee's principal residence is sold.

         3. Upon the sale of Employee's principal residence in Boca Raton, Florida, Employer will reimburse the actual real estate brokerage commission incurred by Employee in such sale. In the event Employee is able to sell his principal residence without the use of a real estate broker, Employer will reimburse the actual out-of-pocket expenses incurred by Employee in advertising his residence for sale and for legal expenses incurred in such sale.

         4. In accordance with its moving policy, Employer will pay the actual out-of-pocket moving expenses incurred by Employee in relocating his personal residence from Boca Raton, Florida to Dayton, Ohio.

Employee hereby acknowledges that many, if not all, if the reimbursements set forth in this Section IV.E. will be taxable to him under current income tax law and regulations.

SECTION V. FAILURE TO PAY EMPLOYEE. The failure of Employer to pay Employee's compensation as provided in Section IV may, in Employee's sole discretion, be deemed a breach of this Agreement, and unless such breach is cured within ten days after written notice to Employer, this Agreement shall terminate, including the provisions of Sections X and XI.

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SECTION VI.   PURCHASES OF COMMON STOCK.A. Subject to approval by Employer's
Board of Directors, Employer shall deliver to Employee an option to purchase 106,000 shares of the common stock of Employer, in accordance with the terms of the Roberds, Inc. 1993 Stock Incentive Plan.

B. If at any time during the first two years following the effective date of this Agreement, Employee is named President and Chief Operating Officer of Employer, subject to approval by Employer's Board of Directors, Employer shall deliver to Employee an option to purchase 50,000 shares of the common stock of Employer, in accordance with the terms of the Roberds, Inc. 1993 Stock Incentive Plan.

C. Within 30 days after the effective date of this Agreement, Employee will purchase 10,000 common shares of Employer, at the fair market value(3) on the date of such purchase, and will deliver payment in full for such purchase.

          (1) Employee hereby acknowledges that the common shares to be delivered to him pursuant to this subsection C. will not be registered for sale under applicable federal securities laws and regulations and may never be so registered. Employee agrees to execute an "investment letter" in form reasonably satisfactory to Employer's General Counsel, and substantially as follows:

          Roberds, Inc.
          Attention: Robert M. Wilson
          1100 East Central Avenue
          Dayton, Ohio 45449-1888

          Dear Sir:

          I have agreed to purchase 10,000 Common Shares of Roberds, Inc. ("Shares"). You have undertaken to sell these Shares to me on the basis of the representations and assurances contained in this letter.

          I hereby represent and warrant I am purchasing the Shares for my own account, for investment and not for the purpose of resale or redistribution except in accordance with the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission thereunder. I am not acquiring these securities for resale upon the occurrence or nonoccurrence of some predetermined event such as, for example, the expiration of the six-month capital gains period under the Internal Revenue Code, or a market rise, or if the market does not rise, or after any fixed or determinable period in the future.

          I agree that the certificate for the Shares purchased may bear the following legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred unless there is in effect with respect to said shares a registration statement pursuant to that Act, or unless the holder of these Shares shall have received a written opinion of competent securities counsel satisfactory to the General Counsel of Roberds, Inc. that such sale or transfer is exempt from the registration requirements of that Act."

          Very truly yours,

          Billy D. Benton

----------------------


        3 For this purpose, "fair market value" is defined as the average of the high and low trading prices of Employer's common shares on the date immediately preceding the date of purchase.


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D.    Employee agrees to enroll in Employer's Employee Stock Purchase Plan as soon as he is able to meet the qualifications set forth in such plan, and to purchase $25,000 of Employer's stock through such plan during the first year following his enrollment.

SECTION VII. REIMBURSEMENT OF EXPENSES.Employer shall reimburse Employee for reasonable out-of-pocket expenses which Employee shall incur in connection with his services for Employer rendered under this Agreement, upon presentation by Employee of appropriate vouchers to Employer, and if in accordance with Employer's travel and reimbursement policies.

SECTION VIII. RULES AND REGULATIONS OF EMPLOYER. Employee hereby agrees to abide by, and observe, the written policies, rules, regulations, and restrictions imposed on employees and executive officers of Employer, as amended from time to time, and as provided to Employee, as well as those set forth in this Agreement. Violation of any such policies, rules, or regulations may be cause for Employer invoking the provisions of Section IX of this Agreement.

SECTION IX. TERMINATION. A. If Employee shall fail or be unable to perform the services required by this Agreement because of any physical or mental infirmity, and such failure or inability shall continue for three consecutive months, or for six months during any twelve-consecutive-month period, Employer shall have the right to terminate this Agreement 90 days after delivering written notice of the termination to Employee; provided, however, that Employee shall continue to receive his full compensation to the date of termination, notwithstanding any such infirmity. The provisions of Sections X and XI shall continue in full force and effect notwithstanding the termination of this Agreement, but if after recovery from such infirmity as evidenced by a medical certificate of a physician of Employer, Employer does not choose to hire Employee in the executive capacity described in Section I above, the provisions of Sections X and XI, if still in effect, shall thereupon terminate.

B. The Chief Executive Officer of Employer may terminate Employee, by giving written notice to Employee of such termination, at any time with or without Cause (as defined below); provided, however, that if such termination is for any reason other than for Cause, the provisions of this Agreement, including the compensation arrangements set forth in Section IV, shall continue through the term of this Agreement, as set forth in Section II.

C. The Chief Executive Officer of Employer may terminate Employee for "Cause." Cause is defined as one or more of the following acts or conditions taken by or created by Employee:

                    1. Employee's failure to strictly adhere to the terms of this Agreement or any of Employer's written policies, rules, or regulations, as amended from time to time and provided to Employee.

                    2. Commission by Employee of a felony or any crime involving moral turpitude; commission by Employee of any act that exposes Employer, or any of its officers or directors, to any criminal liability for such act of Employee; or any gross negligence or willful misconduct in the performance of Employee's duties that results in any detriment to Employer or its officers or directors.

                    3. The death of Employee during the term of this Agreement; provided, however, that Employer shall pay to Employee's estate any amounts that are owed to Employee under this Agreement at the date of death, but Employee's compensation, as set forth in Section IV.A. shall terminate on his death.

In the event that Employer proposes to invoke one or more of the provisions of subsection C.1. or 2. above, Employer shall provide written notice to Employee setting forth the specific reasons for the proposed termination and shall permit Employee a thirty-day period in which to address and resolve the points raised in such notice. In the event such points are not resolved to the reasonable satisfaction of the Chief Executive Officer of Employer, then Employee shall be given written notice of his termination for Cause and this Agreement shall terminate as of the date of the written notice of such termination to Employee; provided, however, that Employer shall be liable to Employee for any amounts owed to Employee through the date of such termination for Cause, that the provisions of Sections X through XII shall survive

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such termination for Cause, and that no further payments will be made to
Employee under Section IV subsequent to termination for Cause.

SECTION X. NONCOMPETITION AFTER TERMINATION. A. Employee agrees that in addition to any other limitation, for a period of one year after the termination of his employment with Employer, except a termination caused by Employer in violation of the terms of this Agreement, and unless otherwise specified, he will not directly or indirectly engage in, or in any manner be connected with or employed by any person, firm, or corporation engaged in the retail sale of products similar to those sold by Employer within a radius of 50 miles of any facility of Employer, its affiliates, or its subsidiaries, or any facility that Employer has publicly announced its intention to open.

B. Notwithstanding anything in subparagraph A. above, if Employer terminates Employee without Cause, the period of noncompetition, as set forth in subparagraph A. above, shall be from the date of termination through the earlier of: (1) the date this Agreement would otherwise expire under the provisions of
Section II, or (2) the date on which the Employer violates any other term of this Agreement.

SECTION XI. SOLICITATION AFTER TERMINATION. Employee agrees that in addition to any other limitation, for a period of two years after the termination of his employment with Employer, except a termination caused by Employer in violation of the terms of this Agreement, and unless otherwise specified, he will not, on behalf of himself or on behalf of any other person, firm, or corporation, call on any of the employees of Employer, or any of its affiliates or subsidiaries, for the purpose of recruiting such employees to employment with Employee, his then-current employer, or affiliates of his then-current employer. Further, Employee agrees that, for such two-year period, if any employee of Employer contacts Employee about employment with Employee, his then-current employer, or any of its affiliates or subsidiaries, Employee shall contact Employer prior to employing the prospective employee, and shall permit Employer to discuss the matter with the prospective employee.

SECTION XII. USE OF CONFIDENTIAL INFORMATION. Employee agrees that in addition to any other limitation, for a period of two years after termination of his employment, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, or corporation any information relating to customer lists, retail prices, secrets, advertising, vendor product pricing, nor any confidential knowledge or secrets which he might from time to time acquire with respect to the business of the Employer, or any of its affiliates or subsidiaries. Employee acknowledges that Employer has other confidentiality rules set forth in its employee handbook, and other rules imposed by NATM Buying Corp., which also apply to Employee. Except as specifically provided elsewhere herein, this Section XII shall survive the expiration or termination of this Agreement.

SECTION XIII. INJUNCTIVE RELIEF. Employee acknowledges that the services to be rendered are of a unique, special, and extraordinary character which would be difficult or impossible for Employer to replace, so Employee agrees that, in the event of a violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such injunction.

SECTION XIV. COMMUNICATIONS TO EMPLOYER. From the time this Agreement commences until its termination, Employee shall communicate and channel to Employer all knowledge, business, and any other matters of information which could concern or be in any way beneficial to the business of Employer, whether acquired by Employee before or during the term of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring such communications when the information is lawfully protected from disclosure as a trade secret of a third party. Any such information communicated to Employer shall be and remain the property of Employer, notwithstanding the subsequent termination of this Agreement.

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SECTION XV.   TERMINATION BY EMPLOYEE. If Employer shall cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts as they become due, file a voluntary, or be the subject of an involuntary, petition in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then Employee may, in his sole discretion, by written notice to Employer, terminate his employment and Employer consents to his release under such circumstances and agrees that if Employer ceases to operate or exist as a result of such event, the noncompetition and other provisions of Sections X through XII shall thereupon terminate.

SECTION XVI. BINDING EFFECT; MISCELLANEOUS. A. This Agreement shall be binding on and shall inure to the benefit of any successor or successors of Employer and the personal representatives of Employee.

B. This Agreement constitutes the entire Agreement between the parties hereto, and supersedes all prior discussions, drafts, negotiations, proposals, and agreements between the parties, whether written or oral. This Agreement may not be amended except by a written instrument executed by the parties hereto.

Employer and Employee entered into that certain Confidentiality Agreement dated April 21, 1997. That Confidentiality Agreement is superseded by this Agreement.

C. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, by a final non-appealable ruling of a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected by such determination, shall remain in full force and effect, and shall be construed in manner most likely to carry out the original intent of the parties.

D. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, constitute one single, binding, enforceable agreement.

E. Any notice given, or required to be given, under this Agreement, shall be deemed to have been duly given if it is delivered to the addresses shown above by either: (1) first-class mail, postage prepaid or (2) a nationally recognized courier service. The parties may change such addresses at any time by giving written notice to the other partly to this Agreement in the manner set forth herein.

SECTION XVII. LAW TO GOVERN CONTRACT. This Agreement shall be governed by the laws of the State of Ohio.

SECTION XVIII. INDEMNIFICATION. Employee has informed Employer that he has certain agreements with his former employer, Levitz Furniture Incorporated, or its subsidiaries or affiliates ("LFI"), that may restrict certain of his activities with respect to Employer. Employee hereby agrees to hold Employer harmless, and to unconditionally indemnify Employer, from any cost, loss, or expense, including professional fees, incurred by Employer as the result of a breach, or alleged breach, of any agreements between Employee and LFI, and he will promptly reimburse Employer for any such costs, losses, expenses, or fees, upon presentation of evidence and written request by Employer.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first stated above.

ROBERDS, INC., by


/s/ Kenneth W. Fletcher
------------------------------
Kenneth W. Fletcher, its
President


/s/ Billy D. Benton
------------------------------
BILLY D. BENTON







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